UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 4, 2013

Commercial Metals Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-4304	75-0725338
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6565 N. MacArthur Blvd. Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(214) 689-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Commercial Metals Company (the “Company”) previously announced a cash tender offer (the “Tender Offer”) and related consent solicitation, which commenced on May 6, 2013, for any and all of its outstanding 5.625% Senior Notes due 2013 (the “2013 Notes”), which expired at 11:59 p.m., New York City time, on June 3, 2013 (the “Expiration Date”). As of the Expiration Date, $59.965 million aggregate principal amount of the 2013 Notes had been validly tendered and not validly withdrawn in the Tender Offer (representing approximately 30% of the $200 million in aggregate principal amount of the 2013 Notes outstanding prior to the commencement of the Tender Offer). All of the 2013 Notes that were validly tendered (and not validly withdrawn) prior to 5:00 p.m., New York City time, on May 17, 2013 (the “Consent Payment Deadline”) pursuant to the Tender Offer were accepted for purchase and payment on May 20, 2013. An additional $2,000 aggregate principal amount of the 2013 Notes have been validly tendered (and not validly withdrawn) after the Consent Payment Deadline but on or prior to the Expiration Date and were accepted for purchase and payment on June 4, 2013.

As previously announced, the 2013 Notes that remain outstanding following the consummation of the Tender Offer have been called for redemption at a redemption price of 100% of the face amount of the 2013 Notes, plus a make-whole premium and accrued and unpaid interest to the redemption date, which is scheduled to occur on June 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL METALS COMPANY

Date: June 4, 2013	By:	/s/ Ann J. Bruder
		Name:	Ann J. Bruder
		Title:	Senior Vice President of Law, Government Affairs and Global Compliance and General Counsel